VIA FEDERAL EXPRESS
-------------------

Sharon Baker Morin, Esq.
State Street Bank and Trust Company
1776 Heritage Drive
Mail Stop A4N
North Quincy, Massachusetts  02171-2197

Dear Ms. Morin:

     Pursuant to section 9 of the transfer agency contract between State Street Bank and Trust Company ("State Street") and Neuberger & Berman Equity Assets dated as of August 19, 1994, we request that Neuberger & Berman Focus Assets, Neuberger & Berman Guardian Assets, Neuberger & Berman Manhattan Assets, and Neuberger & Berman Partners Assets be added as Portfolios governed by that transfer agency contract. The addition of these series is effective as of February 13, 1996. Please indicate State Street's acceptance of this request by having a duly authorized officer of State Street sign in the space indicated below.

                                             Sincerely,



                                             /s/ Michael J. Weiner
                                             ----------------------------------
                                             Name:  Michael J. Weiner
                                             Title:  Vice President
                                             Neuberger & Berman Equity Assets

Accepted by State Street
Bank and Trust Company



/s/ Ronald E. Logue
---------------------------------
Name:  Ronald E. Logue
Title: Executive Vice President